Exhibit 99.1

Allison Transmission, Inc.
Indianapolis, IN

For Immediate Release

Allison Transmission Announces First Quarter 2012 Results

•	Net Sales were $602 million, an increase of 16 percent compared to the first quarter of 2011

•	Net Income was $58 million, an increase of 57 percent compared to the first quarter of 2011

•	Diluted Earnings Per Share was $0.31 (based on 186.2 million shares)

•	Adjusted EBITDA was $223 million, an increase of 32 percent compared to the first quarter of 2011

•	Adjusted Free Cash Flow was $120 million, an increase of 22 percent compared to the first quarter of 2011

•	Net leverage (total debt minus cash) was 3.89 times LTM Adjusted EBITDA, a decrease of 26 percent compared to the first quarter of 2011

•	Provides guidance for full year 2012 Net Sales growth of 5 to 7 percent and Adjusted EBITDA margin of 33.5 to 34.5 percent

Indianapolis, IN, April 23, 2012 – Allison Transmission Holdings, Inc. (NYSE: ALSN), the world’s largest manufacturer of commercial duty fully-automatic transmissions and hybrid-propulsion systems, today reported net sales for the quarter of $602 million, a 16 percent increase over the same period in 2011. Net income for the quarter was $58 million, a 57 percent increase over the same period in 2011. Adjusted net income for the quarter was $144 million, a 30 percent increase over the same period in 2011. Diluted earnings per share for the quarter was $0.31.

Lawrence E. Dewey, Chairman, President and Chief Executive Officer of Allison Transmission commented, “After our successful initial public offering last month, we are pleased to report strong results for the first quarter, which were primarily due to recovering global on-highway commercial vehicle end markets and increased global off-highway demand. We’re also pleased with the level of cash flow from operating activities and net leverage reduction, and look forward to the payment of Allison’s first quarterly dividend later this quarter. As a premier industrial sector company, Allison continues to demonstrate strong operating margins driven by the diversity of its end markets, premium vocational pricing model, and productivity and cost initiatives, while investing in growth opportunities and maintaining its commitment to debt reduction.”

First Quarter Highlights

Net sales for the quarter were $602 million, an increase of 16 percent over net sales of $517 million for the same period in 2011. The increase was principally driven by higher demand for global on-highway and off-highway commercial and wheeled military products partially offset by lower demand for tracked military products and North America hybrid-propulsion systems for transit buses.

Gross profit for the quarter was $284 million, an increase of 23 percent over gross profit of $230 million for the same period in 2011. Gross margin for the quarter was 47.2%, an increase of 270 basis points over gross margin of 44.5% in the same period of 2011. The increase was principally driven by increased sales volume, and the resulting operating leverage, favorable sales mix and price increases on certain products.

Selling, general and administrative expenses for the quarter were $101 million, flat with the same period in 2011.

Engineering – research and development expenses for the quarter were $28 million, compared to $30 million for the same period in 2011, a decrease of $2 million. The decrease was principally driven by higher 2011 technology-related license expense partially offset by higher product initiatives spending.

Interest expense, net for the quarter was $41 million, compared to $50 million for the same period in 2011, a decrease of $9 million. The decrease was principally driven by debt repayments and repurchases partially offset by the effectiveness of $700 million of new interest rate swaps at higher interest rates and less favorable mark-to-market expense for our interest rate derivatives.

Other expense, net for the quarter was $31 million, compared to other (income), net of $6 million for the same period in 2011, a decrease of $37 million. The increase in expense was principally driven by a services agreement termination payment to affiliates of the Carlyle Group and Onex Corporation in connection with our initial public offering, premiums and expenses related to the February 2012 redemption of $200 million in aggregate principal amount of 11% Senior Cash Pay Notes due November 2015, and fees and expenses related to our initial public offering.

Income tax expense for the quarter was $25 million, resulting in an effective rate of 30.3% versus an effective rate of 32.8% for the same period in 2011. The change in effective tax rate was principally driven by the increase in income before tax, the difference in tax and book treatment of certain indefinite life intangibles and our continuing policy of recording a full valuation allowance against our net deferred tax assets. Continued improvement in our operating results could lead to reversal of all of our valuation allowance as early as the second quarter of 2012. Income taxes paid for the quarter were $3 million.

Net income for the quarter was $58 million, an increase of 57 percent over net income of $37 million for the same period in 2011. The increase was principally driven by increased gross profit and lower interest expense, net partially offset by increased other expense, net and higher income tax expense.

First Quarter Net Sales by End Market

End Market	Q1 2012 Net Sales ($M)	Q1 2011 Net Sales ($M)	% Variance
North America On-Highway	$219	$164	34%
North America Hybrid-Propulsion Systems for Transit Bus	$35	$39	(10%)
North America Off-Highway	$74	$64	16%
Military	$77	$84	(8%)
Outside North America On-Highway	$66	$57	16%
Outside North America Off-Highway	$32	$23	39%
Service, Parts, Support Equipment & Other	$99	$86	15%

Total	$602	$517	16%

North America On-Highway end market continued its recovery with net sales up 34 percent from the same period in 2011, exceeding our expectations. Rugged Duty Service and Highway Service models were the primary drivers of this performance followed by smaller increases in school bus and transit/other bus models. These increases were partially offset by reduced motor home models. The year over quarter increase is amplified by the lower level of first quarter 2011 net sales when compared to the balance of 2011. We expect a slower year over year growth rate in the balance of 2012.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were down 10 percent from the same period in 2011. Due to municipal subsidy and spending constraints, U.S. Environmental Protection Agency 2010 engine emissions improvements and redundancy by alternative technologies, we expect a measured decline in net sales for the full year 2012 below the 2011 level.

North America Off-Highway end market net sales were up 16 percent from the same period in 2011, exceeding our expectations. The year over year first quarter increase was principally driven by continued strong demand from natural gas fracturing applications and other energy sector requirements. We believe the strong first quarter performance will not persist given recent customer forecast adjustments related to current natural gas pricing.

Military end market net sales were down 8 percent from the same period in 2011. The year over year first quarter decrease was principally driven by a reduction in tracked military products demand resulting from a return of U.S. defense spending to historical averages partially offset by increased wheeled military products requirements. Although our first quarter wheeled military products net sales were above the 2011 level we expect a measured decline in net sales for the balance of 2012 below the 2011 level due to the previously mentioned reductions in U.S. defense spending.

Outside North America On-Highway end market net sales were up 16 percent from the same period in 2011 reflecting increases in all regions other than South America and India. Despite challenging economic conditions net sales in Europe were up from the same period in 2011 principally driven by increased demand from construction and mining, long term customer supply agreements and United Kingdom market strength. Lower South America net sales were principally driven by the timing of bus tenders and demand volatility in several regional end markets. The India end market continues to struggle with depressed bus demand attributed to governmental procurement and acquisition difficulties that have hindered the market since last year. During the first quarter Allison also participated in several new vocationally focused regional trade shows and continued to work towards expanding its vehicle releases in key emerging growth markets.

Outside North America Off-Highway end market net sales were up 39 percent from the same period in 2011. The year over year first quarter increase was principally driven by increased mining and energy sector activities in response to global economic growth.

Service parts, support equipment & other end market net sales were up 15 percent from the same period in 2011. The increase was principally driven by price increases on certain products, support equipment sales commensurate with increased transmission unit volume and higher global demand for on-highway and off-highway service parts.

First Quarter Non-GAAP Financial Measures

Adjusted Net Income for the quarter was $144 million, an increase of 30 percent over Adjusted Net Income of $111 million for the same period in 2011. The increase was principally driven by increased net sales, favorable sales mix and price increases on certain products partially offset by increased other expense, net.

Adjusted EBITDA for the quarter was $223 million, an increase of 32 percent over Adjusted EBITDA of $169 million for the same period in 2011. The increase was principally driven by increased gross profit and holding selling, general and administrative expenses flat while continuing investments in engineering – research and development expenses for product initiatives.

Adjusted Free Cash Flow for the quarter was $120 million, an increase of 22 percent over Adjusted Free Cash Flow of $99 million for the same period in 2011. The increase was principally driven by increased net sales and higher accounts payable commensurate with increased net sales partially offset by increased capital spending attributable to the continued expansion of our India facility and a reduction in other liabilities.

Full Year 2012 Guidance

Allison expects 2012 net sales growth in the range of 5 to 7 percent. Our net sales guidance assumes year over year growth in global on-highway and outside North America off-highway end markets partially offset by year over year reductions in the North America off-highway, tracked military and North America hybrid-propulsion systems for transit bus end markets.

Allison expects an Adjusted EBITDA margin in the range of 33.5 to 34.5 percent. Capital expenditures are expected to be in the range of $110 to $130 million subject to timely completion of development and sourcing milestones for new product programs. Allison expects cash income taxes in the range of $10 to $15 million. On April 20, 2012, Allison announced the notice to redeem $110 million in aggregate principal amount, the remaining outstanding balance, of its 11% Senior Cash Pay Notes due November 2015.

Conference Call and Webcast

The company will host a conference call at 4:30 p.m. Eastern Time on Monday, April 23, 2012 to discuss its first quarter 2012 results. Dial-in number is 1-480-629-9664 and the U.S. toll-free dial-in number is 1-877-941-1427. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://ir.allisontransmission.com/.

For those unable to participate in the conference call, a replay will be available from 7:30 p.m. Eastern Time on April 23, 2012 until Noon Eastern Time on May 1, 2012. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. Replay passcode is 4532173.

About Allison Transmission

Allison Transmission is the world’s largest manufacturer of fully-automatic transmissions for medium- and heavy-duty commercial vehicles, medium- and heavy-tactical U.S. military vehicles and hybrid-propulsion systems for transit buses. Allison transmissions are used in a variety of applications including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (primarily school and transit), motor homes, off-highway vehicles and equipment (primarily energy and mining) and military vehicles (wheeled and tracked). Founded in 1915, the Allison business is headquartered in Indianapolis, Indiana, U.S.A. and employs approximately 2,800 people. Allison has manufacturing facilities and customization centers located in China, The Netherlands, Brazil, India and Hungary, with a global presence, serving customers in North America, Europe, Asia, Australia, South America and Africa. Allison also has more than 1,500 independent distributor and dealer locations worldwide. More information about Allison is available at www.allisontransmission.com.

Forward-Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; general economic and industry conditions; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; the concentration of our net sales in our top five customers and the loss of any one of these; risks associated with our international operations; brand and reputational risks; our intention to pay dividends; and labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Q1 2012 and 2011

Contacts

Investor Relations

ir@allisontransmission.com

Media Relations

media@allisontransmission.com

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended March 31,
	2012	2011
Net sales	$601.9	$517.0
Cost of sales	318.1	287.0

Gross profit	283.8	230.0
Selling, general and administrative expenses	101.2	100.9
Engineering - research and development	27.9	30.3

Operating income	154.7	98.8
Interest expense, net	(40.7)	(49.6)
Other (expense) income, net	(30.8)	5.7

Income before income taxes	83.2	54.9
Income tax expense	25.2	18.0

Net income	$58.0	$36.9

Basic earnings per share attributable to common stockholders	$0.32	$0.20
Diluted earnings per share attributable to common stockholders	$0.31	N/A

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	March 31, 2012	December 31, 2011
ASSETS
Current Assets
Cash and cash equivalents	$192.9	$314.0
Accounts receivables - net of allowance for doubtful accounts of $1.3 and $1.3 respectively	240.4	194.7
Inventories	171.5	155.9
Other current assets	44.0	38.1

Total Current Assets	648.8	702.7
Property, plan and equipment, net	591.7	581.8
Intangible assets	3,769.6	3,807.1
Other non-current assets	98.0	101.0

TOTAL ASSETS	$5,108.1	$5,192.6

LIABILITIES
Current Liabilities
Accounts payable	$213.0	$162.6
Current portion of long term debt	8.0	31.0
Other current liabilities	230. 0	256. 3

Total Current Liabilities	451.0	449.9
Long term debt	3,166.0	3,345.0
Other non-current liabilities	602. 8	576. 0

TOTAL LIABILITIES	4,219.8	4,370.9
TOTAL STOCKHOLDERS’ EQUITY	888.3	821. 7

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$5,108.1	$5,192.6

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended March 31,
	2012	2011
Net cash provided by operating activities	$139.6	$109.9
Net cash used for investing activities	(35.4)	(5.8)
- Additions of long-lived assets	(35.7)	(11.6)
Net cash used for financing activities	(217.8)	—
Effect of exchange rate changes in cash	(7.5)	(3.9)

Net (decrease) increase in cash and cash equivalents	(121.1)	100.2
Cash and cash equivalents at beginning of period	314.0	252.2

Cash and cash equivalents at end of period	$192.9	$352.4

Supplemental disclosures:
Interest paid	$36.1	$29.9
Income taxes paid	$2.9	$1.6

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended March 31,
	2012	2011
Net income	$58.0	$36.9
plus:
Interest expense, net	40.7	49.6
Cash interest	(36.1)	(29.9)
Income tax expense	25.2	18.0
Cash income taxes	(2.9)	(1.6)
Amortization of intangible assets	37.5	38.0
Fee to terminate services agreement with Sponsors (a)	16.0	—
Initial public offering expenses (b)	5.7	—

Adjusted net income	$144.1	$111.0
Cash interest expense	36.1	29.9
Cash income taxes	2.9	1.6
Depreciation of property, plant and equipment	24.6	25.7
Loss on repurchases of long-term debt (c)	13.5	—
Unrealized gain on hedge contracts (d)	(0.7)	(1.6)
Other (e)	2.5	2.7

Adjusted EBITDA	$223.0	$169.3

Net sales	$601.9	$517.0
Adjusted EBITDA margin	37.0%	32.7%

Net Cash Provided by Operating Activities	$139.6	$109.9
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(35.7)	(11.6)
Fee to terminate services agreement with Sponsors (a)	16.0	—

Adjusted Free Cash Flow	$120.3	$98.6

(a)	Represents a one-time payment (recorded in Other (expense) income, net) to terminate the services agreement with affiliates of the Carlyle Group and Onex Corporation (the “Sponsors”).
(b)	Represents $5.7 million of fees and expenses (recorded in Other (expense) income, net) related to our initial public offering in March 2012.
(c)	Represents a $13.5 million loss (recorded in Other (expense) income, net) realized on the redemption of $200.0 million of our 11.0% senior cash pay notes due November 2015.
(d)	Represents ($0.7) million and ($1.6) million of unrealized gains (recorded in Other (expense) income, net) on the mark to market of our foreign currency and commodities contracts as of March 31, 2012 and 2011, respectively.
(e)	Represents employee stock compensation expense and service fees (recorded in selling, general and administrative expenses) paid to the Sponsors.